Exhibit 99.1

China Carbon Graphite Reports First Quarter 2012 Results

NEW YORK, NY--(Marketwire -05/16/12)- China Carbon Graphite Group, Inc. (OTC.BB: CHGI) ("China Carbon" or the "Company"), the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top manufacturers of carbon and graphite products, today announced its financial results for the first quarter ended March 31, 2012.

First Quarter (Q1) 2012 Highlights:

•	Gross profit margin grew from 22.5% in Q1 2011 to 29.0% in Q1 2012

•	Continues to advance its product mix optimization process, with higher margin products made from fine grain and high purity graphite key development priorities

•	Work in progress increased as high-end products made from fine grain and high purity graphite have longer production cycles

Summarized Q1 2012 Results:

	Q1 2012	Q1 2011	CHANGE
Revenue	$10.1 million	$11.5 million	-1.4 million
EBIDTA*	$2.29 million	$2.52 million	-0.23 million
Net Income	$0.25 million	$0.33 million	-0.08 million
Adjusted Net Income	$0.91 million	$0.63 million	0.28 million
EPS (Diluted)**	$0.01	$0.01	-
Adjusted EPS	$0.04	$0.03	0.01

* Please see the accompanying Non-GAAP EBITDA and Adjusted Net measurements below the "Business Outlook Section."
** Earnings per diluted share of $0.01 on 23.6 million shares. For Q1 2011, China Carbon reported fully diluted earnings per share of $0.01 on 22.6 million shares.

"We continued to focus on developing our higher margin business this past quarter and see an improvement of gross profit rate and a deduction of our general and administrative expenses," said Donghai Yu, Chief Executive Officer of China Carbon. "When comparing Q1 2011 with Q1 2012, we raised the percentage of our sales of fine grain and high purity graphite products, which are both higher margin products compared to our other business segment, graphite electrodes, while running at 75% of our 30,000 ton annual production capacity. Moreover, when further comparing these two quarters, raw material prices continued to increase, resulting in the average unit-selling price of our products increasing 49 percent with the average unit-selling price of our high purity graphite products increasing 47 percent in particular. We anticipated this trend and were able to offset rising graphite prices by making advance deposits to suppliers with available cash to lock in favorable prices."

Mr. Yu added, "While our increase in inventories this past quarter is a reflection of the rise in the cost of raw materials, it is also a result of an increase in the amount of our work in progress. Our high-end products made from fine grain and high purity graphite require longer production cycles, causing our work in progress to increase during the quarter. We feel comfortable with our order book that the robust demand for our fine grain and high purity graphite products will continue into 2012, and we anticipate that we will see improved demand for our ultra-high graphite electrodes during this time as well."

First Quarter 2012 Financial Results

Revenue

China Carbon had sales of $10.1 million in Q1 2012 compared to sales of $11.5 million in Q1 2011, a decrease of $1.4 million. This decrease was mainly attributable to a decrease of $654,030 in the sales of the Company's low-end graphite electrodes products, as well as a $223,034 decrease in sales of China Carbon's other products, during Q1 2012, which is a reflection of the Company's decision to focus on the manufacturing and selling of its higher margin products.

China Carbon's Q1 2012 sales included $1.1 million in graphite electrodes, $4.5 million in fine grain graphite, and $4.4 million in high purity graphite. In Q1 2011, the Company's sales included $1.8 million in graphite electrodes, $4.7 million in fine grain graphite, and $4.6 million in high purity graphite. When further comparing Q1 2011 with Q1 2012, the average unit-selling price of China Carbon's products increased 49% and the average unit-selling price of its high purity graphite products increased 47%. The increase in the average unit-selling price of high purity graphite is due to a large demand for such products in the market in addition to an increase in the cost for raw materials. The manufacturing of solar and mold products increased the demand for China Carbon's products as raw materials during this time as well.

Cost of Sales & Gross Margin

China Carbon's cost of goods sold consists of the cost of raw materials, utilities, labor, and depreciation expenses in its manufacturing facilities. The Company's cost of goods sold was $7.1 million in Q1 2012 compared to cost of goods sold of $8.9 million in Q1 2011, a decrease of $1.8 million. This decrease was directly associated with the decrease in China Carbon's sales.

China Carbon's gross margin however increased from 22.5% for Q1 2011 to 29.0% for Q1 2012. This increase reflects the variance in China Carbon's product mix, which is attributable to an increase of percentage in the Company's sales of fine grain graphite products and high purity graphite products, which are higher margin products compared to graphite electrodes and other products.

EBITDA

China Carbon's EBITDA in Q1 2012 was $2.29 million compared to $2.52 million in Q1 2011, a decrease of $0.23 million or 10.0%. EBITDA includes warrant expenses and non cash stock compensation totaling $658,662 for the three months ended March 31, 2012.

Net Income

As a result of the factors described above, China Carbon's net income was $0.25 million in Q1 2012 as compared to $0.33 million in Q1 2011, a decrease of $0.8 million.

Business Outlook

"While we continue to grow our fine grain and high purity graphite businesses, we are confident that our top line results will be better in future quarters as the demand for graphite electrodes improves," commented Mr. Yu. "We project increasing demand in the fine grain, high purity and ultra-high power graphite electrode markets to continue in 2012, especially from China's evolving iron, steel, automobile, aerospace and defense industries. In particular, steel plants in China have been modernizing their current facilities with Electric Arc Furnaces, fueling the demand for large size ultra-high power graphite electrodes."

"Notably, the margin for large size ultra-high power graphite electrodes is high due to the shortage of supply compared to demand," remarked Mr. Yu. "Accordingly, we are working hard to get our new facility that specializes in the manufacture of fine grain and high purity graphite products completely up and running, as this facility will double our annual production capacity to 60,000 tons and will enable us to manufacture a new product: ultra-high power graphite electrodes with a diameter ranging from 600 to 800 millimeters. By improving our production capacity and capabilities in regards to these products, and by enhancing our ultra-high graphite electrodes business, we believe that we will see better financial results in upcoming quarters."

Non-GAAP Financial Measures

	Quarter Ended March 31
	2012	2011

Net income	$253,117	$333,049
Interest expense	$1,229,745	$713,531
Tax	-	$750,000
D&A	$805,333	$433,355
Warrant	$479,563	$(56,152)
Non-cash Stock Compensation	$179,100	$292,266
Adjusted EBITDA	$2,290,000	$2,522,201

The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

About China Carbon Graphite Group, Inc.

China Carbon Graphite Group, through its affiliate, Xingyong Carbon Co., Ltd., manufactures graphite and carbon based products in China. The company is the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the Company was approved and designated by the Ministry of Science & Technology as a "National Hi-tech Enterprise," a distinction that the Company still holds. Of the more than 400 carbon graphite producers in China, China Carbon is the only non-state-owned company to receive this honor. For more information, please visit www.chinacarboninc.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors set forth in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

PART 1 - FINANCIAL INFORMATION

Item 1.	Financial Statements.

China Carbon Graphite Group, Inc.
Condensed Consolidated Balance Sheets
	March 31, 2012	December 31, 2011
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$369,701	$521,450
Restricted cash	6,844,280	11,694,820
Accounts receivable, Net	13,965,540	12,541,321
Notes receivable	332,953	188,880
Advance to suppliers	11,181,489	5,921,970
Inventories	41,846,277	37,430,248
Prepaid expenses	283,543	452,730
Other receivables, net of allowance of $24,614	562,178	513,000
Total current assets	75,385,961	69,264,419

Property And Equipment, Net	36,550,515	36,719,595

Construction In Progress	7,124,665	6,414,847

Land Use Rights, Net	10,498,909	10,699,059
Total Assets	$129,560,050	$123,097,920

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,863,141	$1,340,498
Advance from customers	1,966,338	1,360,989
Short term bank loans	45,893,200	45,488,600
Notes payable	10,798,400	16,763,100
Other payables	3,294,113	3,227,067
Loan from unrelated parties	9,331,437	-
Dividends payable	33,117	28,099
Total current liabilities	73,179,746	68,208,353

Amount Due To A Related Party	5,672,033	5,542,855

Warrant Liabilities	654,368	174,805
Total Liabilities	$79,506,147	$73,926,013

Redeemable convertible Series B preferred stock, $0.001
par value; 3,000,000 shares authorized; 331,810 and 426,110
shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	$398,172	$511,332
Stockholders' Equity
Common stock, $0.001 par value; 100,000,000 shares authorized
23,495,708 and 22,981,408 shares issued and outstanding at
March 31, 2012 and December 31, 2011, respectively	$23,495	$22,981
Additional paid-in capital	17,426,463	17,054,045
Accumulated other comprehensive income	8,367,439	7,943,542
Retained earnings	23,888,106	23,640,007
Total stockholders' equity	49,665,731	48,660,575

Total Liabilities and Stockholders' Equity	$129,560,050	$123,097,920

The accompanying notes are an integral part of this statement.

Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three Months Ended March 31, 2012 and 2011
(Unaudited)

	Three months ended March 31,
	2012	2011

Sales	$10,061,210	$11,463,335

Cost of Goods Sold	7,143,606	8,883,262
Gross Profit	2,917,604	2,580,073

Operating Expenses
Selling expenses	46,798	49,863
General and administrative	851,399	1,554,062
Depreciation and amortization	57,004	46,601
	955,201	1,650,526
Operating Income Before Other Income (Expense)	1,962,403	929,547

Other Income (Expense)
Interest expense	(1,229,745)	(713,531)
Interest income	22	-
Other income, net	-	60,880
Change in fair value of warrants	(479,563)	56,152
	(1,709,286)	(596,499)

Net Income	$253,117	$333,049

Dividend Distribution	(5,018)	-

Net Income Available To Common Shareholders	$248,099	$333,049

Other Comprehensive Income
Foreign currency translation gain	423,897	268,248
Total Comprehensive Income	$677,014	$601,297

Share Data
Basic earnings per share	$0.01	$0.02

Diluted earnings per share	$0.01	$0.01

Weighted average common shares outstanding, basic	23,315,645	21,630,421

Weighted average common shares outstanding, diluted	23,647,455	22,615,787

The accompanying notes are an integral part of this statement

China Carbon Graphite Group, Inc and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2012 and 2011
(Unaudited)

	Three months ended March 31,
	2012	2011
Cash flows from operating activities
Net Income	$253,117	$333,049
Adjustments to reconcile net cash provided by
operating activities
Depreciation and amortization	805,333	433,355
Stock compensation	-	266,100
Change in fair value of warrants	479,563	26,166
Change in operating assets and liabilities
Accounts receivable	(1,310,189)	(4,042,607)
Notes receivable	(142,124)	45,906
Other receivable	(44,531)	(48,297)
Advance to suppliers	(5,197,009)	(4,954,347)
Inventories	(4,075,391)	(853,608)
Prepaid expenses	169,188	121,970
Accounts payable and accrued liabilities	594,274	220,570
Advance from customers	592,123	2,774,722
Taxes payable	(110,310)	488,552
Other payables	133,762	737,742
Net cash used in operating activities	(7,852,196)	(4,450,727)

Cash flows from investing activities
Acquisition of property and equipment	(15,831)	(4,572)
Construction in progress	(651,528)	(1,554,319)
Net cash used in investing activities	(667,359)	(1,558,891)

Cash flows from financing activities
Proceeds from issuing common stock	50,000	-
Proceeds from warrants exercise	-	371,398
Dividends paid for series B preferred stock	-	(49,388)
Proceeds from short-term bank loans	4,755,000	5,783,600
Payment to short-term bank loans	(4,755,000)	(684,900)
Proceeds from loan from unrelated parties	9,313,808	-
Proceeds (payments) for related party	79,727	(436,462)
Proceeds from stock not yet issued	77,500	-
Restricted cash	4,945,200	(3,698,460)
Proceeds from notes payable	10,778,000	5,479,200
Payment to notes payable	(16,880,250)	-
Net cash provided by financing activities	8,363,985	6,764,988

Effect of exchange rate fluctuation	3,819	2,932

Net (decrease) increase in cash	(151,749)	758,303

Cash and cash equivalents at beginning of period	521,450	296,312

Cash and cash equivalents at end of period	$369,701	$1,054,615

Supplemental disclosure of cash flow information

Interest paid	$984,830	$713,531

Non-cash activities:

Deemed preferred dividend reflected in paid-in capital	$-	$57,500

Preferred stock conversion to common stock	$94	$613

Reclassfication of warrant liability with equity	$-	$14,993

Issuance of common stock for compensation	$-	$266,100

The accompanying notes are an integral part of this statement.

Contact:

Investor
Mr. Kevin Fickle
President
NUWA Group, LLC
Tel: +1-925-330-8315
Email: kevin@nuwagroup.com
Company
Mr. Donghai Yu
China Carbon Graphite Group, Inc.
Tel: +1-626-589-6525
Email: ir@chinacarboninc.com